ATS Corporation Announces Financial Results for the Second Quarter Ended June 30, 2011

MCLEAN, Va., July 25, 2011 /PRNewswire/ --

  Revenue of $23.1 million
  EBITDA (1) of $3.2 million
  Operating income of $2.6 million and net income of $1.6 million
  Fully diluted EPS of $0.07
  Backlog of $271.1 million
  Total debt of $7.9 million as of June 30, 2011
  DSO of 66 days as of June 30, 2011

ATS Corporation ("ATSC" or the "Company") (NYSE AMEX: ATSC), a leading information technology company that delivers innovative technology solutions to government and commercial organizations, today announced operating results for the second quarter ended June 30, 2011.

Second Quarter Results

ATSC reported revenue of $23.1 million for the second quarter of 2011. Revenue for the quarter decreased by $6.1 million from second quarter 2010 revenue of $29.2 million. Revenue from Fannie Mae, a government sponsored enterprise, decreased by $2.1 million to $1.9 million, or 53.4%. Revenue from civilian and defense contracts decreased by $3.7 million to $18.7 million, or 16.5%. Revenue from commercial contracts decreased by $330,000 to $2.5 million.

Operating income for the second quarter of 2011 was $2.6 million and net income for the quarter was $1.6 million, or $0.07 per diluted share, compared to operating income of $2.2 million and net income of $1.1 million, or $0.05 per diluted share, for the second quarter of 2010. EBITDA (1) and adjusted EBITDA (2) was $3.2 million for the quarter, resulting in an EBITDA and adjusted EBITDA margin of 13.8%, compared to EBITDA (1) of $2.8 million or an EBITDA margin of 9.7% for the second quarter of 2010.

Backlog as of June 30, 2011 was approximately $271.1 million, of which $31.1 million was funded, up 15% from $236.1 million as of December 31, 2010 and up 34% from $202.1 million as of June 30, 2010. Days sales outstanding ("DSO") were 66 at the end of the second quarter of fiscal year 2011, consistent with the DSO as of the end of the first quarter of 2011.

As of June 30, 2011, ATSC's balance sheet included debt of $7.9 million on its revolving credit facility and $60.8 million in stockholders' equity.

On January 7, 2011, the Company announced that its Board of Directors had begun a process to evaluate strategic alternatives for the Company, which is ongoing. There can be no assurance that the review of strategic alternatives will result in the Company pursuing any particular transaction, or, if it pursues any such transaction, that it will be completed. While the process continues, the Company does not intend to disclose specific developments regarding the consideration of strategic alternatives unless and until the Company's Board of Directors has approved a transaction or otherwise concludes its review of strategic alternatives.

Six-Month Results

ATSC reported revenue of $47.9 million for the first six months of 2011. Revenue for the period decreased by approximately $11.8 million from the comparative year to date 2010 revenue of $59.8 million. Revenue from Fannie Mae, a government sponsored enterprise, decreased by $3.1 million to $4.3 million, or 42.3%. Revenue from civilian and defense contracts decreased by $8.4 million to $38.1 million, or 18.1%. Revenue from commercial contracts decreased by $268,000 to $5.6 million.

Operating income for the first six months of 2011 was $2.9 million and net income for the first six months was $1.7 million, or $0.08 per diluted share, compared to operating income of $4.3 million and net income of $2.2 million, or $0.10 per diluted share, for the first six months of 2010. EBITDA (1) was $4.2 million and adjusted EBITDA (2) was $5.4 million for the first six months of 2011, resulting in an EBITDA margin of 8.7% and 11.2%, respectively. EBITDA (1) was $6.0 million and adjusted EBITDA (2) was $5.5 million for the first six months of 2010, resulting in an EBITDA margin of 10.1% and 9.3%, respectively.

Second Quarter Highlights and Management Comments

Second quarter net new bookings totaled $72.1 million including:

  a $46 million five-year award with the Department of Housing and Urban Development ("HUD") for the continuation of the Company's application systems support for HUD's Single Family Computerized Homes Underwriting Management System ("CHUMS") and FHA Connection; and
  a new single award Indefinite Delivery, Indefinite Quantity ("IDIQ") contract with a $30 million ceiling over a multiple year term, initially exercised at $20.4 million, with the Pension Benefit Guaranty Corporation ("PBGC") for the continuation of the Company's software development, maintenance, and operational services in managing the Benefit Management Applications ("BMA") suite of solutions.

ATSC Co-Chief Executive Officer John Hassoun stated, "While our backlog of $271 million is at an all-time high, up 34% from June 30, 2010, we continued to experience revenue challenges this quarter. Of the $6.1 million decline from the second quarter of 2010, approximately 35% was related to a downturn in our Fannie Mae business which began in the first quarter of 2011. We have a long standing relationship with Fannie Mae, and we expect for our business with them to return to historical levels as the organization stabilizes and begins many of the projects delayed in the first half of the year. Our Fannie Mae business also operates at significantly lower margins than our other business areas, so revenue volatility has less of an impact on our margins. Additionally, we reported a decrease of $3.7 million in our government business areas in the second quarter. This decline was primarily driven by the prolonged impact we have faced this year from a challenging Federal budget environment while also managing the simultaneous transition of a number of recompeted contracts to new awards where in some cases funding has been delayed for new development work and in other cases our initial scope of work was at a lower level than on the predecessor contract. We do, however, expect that with over $72 million of contract awards in the second quarter, and the contract transitions well underway for the two sizeable awards from our two largest customers, that the funding will begin to accelerate on those existing vehicles as the scope of work expands, leading to revenue growth in the second half of the year."

ATSC Co-Chief Executive Officer and Chief Financial Officer Pamela Little further commented on the Company's financial performance, "We continue to manage our business to deliver above industry average profit margins and maintain strong DSO performance, and as a result, paid down our debt by another 31% since March 31, 2011."

Conference Call

ATSC will conduct a second quarter conference call on Monday, July 25, 2011 at 5:00 p.m. ET. The dial-in number for the live teleconference is (866) 793-1306, conference ID #1543762. For international participants, please call into 011-800-4040-2020 and use the same conference ID #. A recorded replay of the teleconference will also be available on the Company website (www.atsc.com) for one year from the conference call date.

About ATS Corporation

ATSC is a leading provider of software and systems development, systems integration, infrastructure management and outsourcing, information sharing, training and consulting to the Department of Defense, federal civilian agencies, public safety and national security customers, as well as commercial enterprises. Headquartered in McLean, Virginia, the Company has more than 450 employees at 4 locations across the country.

Any statements in this press release about future expectations, plans, and prospects for ATSC, including statements about the estimated value of the contract and work to be performed, and other statements containing the words "estimates," "believes," "anticipates," "plans," "expects," "will," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies for the majority of our revenue, our dependence on our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts to grow our business, and other factors discussed in our latest annual report on Form 10-K filed with the Securities and Exchange Commission on February 17, 2011. In addition, the forward-looking statements included in this press release represent our views as of July 25, 2011. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to July 25, 2011.

Additional information about ATSC may be found at www.atsc.com.

(1) EBITDA is a non-GAAP measure that is defined as GAAP net income plus other expense, interest expense, income taxes, depreciation and amortization. We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results. EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to net income as a measure of operating performance or the cash flows from operating activities as a measure of liquidity. Please refer to the table following the Consolidated Statements of Income in this release which reconciles GAAP net income to EBITDA.

(2) Adjusted EBITDA is defined as EBITDA adjusted (i) in 2010 for one-time other income from the adjustment of seller notes associated with the acquisition of Number Six Software and (ii) in 2011 for expenses related to severance and the Company's strategic evaluation, neither of which are expected to be reflected in the ongoing performance of ATSC. Please refer to the table following the Consolidated Statements of Income in this release which reconciles GAAP net income to adjusted EBITDA.

ATS Corporation Consolidated Statements of Income (unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2011 (unaudited)	2010 (unaudited)	2011 (unaudited)	2010 (unaudited)

Revenue	$23,104,756	$29,246,328	$47,933,582	$59,758,311

Operating costs and expenses
Direct costs	16,050,520	20,503,390	33,953,487	41,919,002
Selling, general and administrative expenses	3,870,097	5,908,910	9,795,865	12,312,131
Depreciation and amortization	629,994	636,332	1,268,462	1,277,169
Total operating costs and expenses	20,550,611	27,048,632	45,017,814	55,508,302

Operating income	2,554,145	2,197,696	2,915,768	4,250,009

Other (expense) income
Interest, net	(53,381)	(356,887)	(118,045)	(1,178,042)
Other income	--	3,892	--	503,892

Income before income taxes	2,500,764	1,844,701	2,797,723	3,575,859

Income tax expense	946,012	707,675	1,060,875	1,332,265

Net income	$1,554,752	$1,137,026	$1,736,848	$2,243,594

Weighted average number of shares outstanding
--basic	22,894,660	22,472,993	22,829,843	22,504,568
--diluted	23,129,005	22,590,473	23,041,956	22,617,016

Net income per share
--basic	$0.07	$0.05	$0.08	$0.10
--diluted	$0.07	$0.05	$0.08	$0.10

Reconciliation of GAAP Net Income to EBITDA (1) and Adjusted EBITDA (2)

Net income	$1,554,752	$1,137,026	$1,736,848	$2,243,594

Adjustments
Depreciation and amortization	629,994	636,332	1,268,462	1,277,169
Interest	53,381	356,887	118,045	1,178,042
Taxes	946,012	707,675	1,060,875	1,332,265
EBITDA (1)	3,184,139	2,837,920	4,184,230	6,031,070

Net Settlements	--	--	--	(495,000)
Severance	--	--	1,072,414	--
Strategic Expenses	14,449	--	108,699	--
EBITDA (2)	3,198,638	2,837,920	5,365,343	5,536,070

ATS Corporation Consolidated Balance Sheets (unaudited and audited)
	June 30,2011(unaudited)	December 31,2010(audited)

ASSETS
Current assets
Cash and cash equivalents	$587,139	$65,993
Restricted cash	1,327,549	1,327,245
Accounts receivable, net	16,039,201	21,219,602
Prepaid expenses and other current assets	556,165	696,174
Income taxes receivable and prepaid, net	543,759	61,477
Other current assets	26,947	25,491
Deferred income taxes, current	835,928	698,521

Total current assets	19,916,688	24,094,503

Property and equipment, net	2,441,866	2,714,164
Goodwill	55,370,011	55,370,011
Intangible assets, net	3,114,307	4,110,470
Other assets	133,314	133,314
Deferred income taxes	1,425,334	1,407,545

Total assets	$82,401,520	$87,830,007
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:

Capital leases -- current portion	$80,476	$79,572
Accounts payable	3,849,598	4,457,781
Other accrued expenses and current liabilities	1,568,635	2,381,941
Accrued salaries and related taxes	2,731,055	2,917,294
Accrued vacation	2,100,367	1,968,226
Deferred revenue	529,258	513,653
Deferred rent -- current portion	320,498	320,498

Total current liabilities	11,179,887	12,638,965

Long-term debt -- net of current portion	7,914,257	14,400,000
Capital leases -- net of current portion	103,184	143,648
Deferred rent -- net of current portion	2,357,893	2,465,962
Other long-term liabilities	68,479	--

Total liabilities	21,623,700	29,648,575

Commitments and contingencies

Stockholders' equity:
Preferred stock $0.0001 par value, 1,000,000 shares authorized, and no shares issued and outstanding	--	--
Common stock $0.0001 par value, 100,000,000 shares authorized, 31,849,790 and 31,561,486 shares issued,and 22,951,897 and 22,663,593 shares outstanding	3,185	3,156
Additional paid-in capital	133,663,350	132,803,839
Treasury stock, at cost, 8,897,893 shares held	(31,663,758)	(31,663,758)
Accumulated deficit	(41,224,957)	(42,961,805)

Total stockholders' equity	60,777,820	58,181,432

Total liabilities and stockholders' equity	$82,401,520	$87,830,007

ATS Corporation Consolidated Statements of Cash Flows (unaudited)
	Six Months Ended June 30,
	2011 (unaudited)	2010 (unaudited)
Cash flows from operating activities
Net income	$1,736,848	$2,243,594
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	1,268,462	1,277,169
Non-cash interest expense SWAP agreement	--	223,504
Stock-based compensation	527,083	411,762
Directors' fees paid in equity	--	103,094
Deferred income taxes	(162,219)	193,077
Deferred rent	(108,068)	(87,520)
Gain on disposal of equipment	--	(8,722)
Provision for bad debt	(85,827)	932,365

Changes in assets and liabilities:
Accounts receivable	5,266,227	829,745
Prepaid expenses	140,009	(201,771)
Restricted cash	(304)	(496)
Other assets	(1,456)	19,229
Accounts payable	(608,184)	830,729
Other accrued expenses and accrued liabilities	(813,306)	(1,897,452)
Accrued salaries and related taxes	(186,239)	(996,500)
Accrued vacation	132,141	298,417
Income taxes receivable	(409,584)	78,408
Other current liabilities	15,605	(830,666)
Other long-term liabilities	68,479	--

Net cash provided by operating activities	6,779,668	3,417,966

Cash flows from investing activities
Purchase of property and equipment	--	(9,074)
Proceeds from disposals of equipment	--	10,000

Net cash provided by investing activities	--	926

Cash flows from financing activities
Borrowings on line of credit	26,695,365	34,537,373
Payments on line of credit	(33,181,108)	(36,205,470)
Payments on notes payable	--	(1,549,547)
Payments on capital leases	(39,560)	--
Proceeds from exercise of stock options	128,750	4,837
Proceeds from stock issued pursuant to Employee Stock Purchase Plan	138,031	151,438
Payments to repurchase treasury stock	--	(454,640)

Net cash used in financing activities	(6,258,522)	(3,516,009)

Net increase (decrease) in cash	521,146	(97,117)

Cash, beginning of period	65,993	178,225

Cash, end of period	$587,139	$81,108

Supplemental disclosures:
Cash paid or received during the period for:
Income taxes paid	$1,662,000	$1,061,200
Income tax refunds	11,214	500
Interest paid	142,765	1,216,983
Interest received	9,158	10,078

CONTACT: Joann O'Connell, Vice President, Investor Relations, ATS Corporation, +1-571-766-2400